Exhibit 99.7

MabVax Therapeutics, Inc.

Condensed Financial Statements (Unaudited)

For the Three and Six Months Ended June 30, 2014 and 2013

MabVax Therapeutics, Inc.

MabVax Therapeutics, Inc.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2014	2013 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,127,654	$354,254
Grants receivable	62,492	—
Subscription receivable	75,000	—
Prepaid expenses	34,712	44,408

Total current assets	1,299,858	398,662
Property and equipment, net	32,886	24,487
Other	12,960	14,285

Total assets	$1,345,704	$437,434

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$749,780	$66,977
Accrued compensation	147,899	169,123
Accrued clinical operations and site costs	276,214	773,523
Related party liabilities	—	240,000
Other accrued expenses	125,709	24,963

Total current liabilities	1,299,602	1,274,586

Commitments and contingencies

Preferred stock, $0.001 par value:
Series A redeemable convertible preferred stock, 2,956,240 shares authorized, 956,240 shares issued and outstanding as of December 31, 2013 with a liquidation preference of $8,013,996 as of December 31, 2013	—	5,787,906
Series B redeemable convertible preferred stock, 2,000,000 shares authorized, 891,485 shares issued and outstanding as of December 31, 2013 with a liquidation preference of $6,509,866 as of December 31, 2013	—	6,737,276
Series C redeemable convertible preferred stock, 5,546,553 shares authorized, 3,697,702 shares issued and outstanding as of June 30, 2014 with a liquidation preference of $3,193,764 as of June 30, 2014	5,282,330	—

Total redeemable preferred stock	5,282,330	12,525,182

Stockholders’ deficit:
Series A convertible preferred stock, 2,956,240 shares authorized, 956,240 shares issued and outstanding as of June 30, 2014, with a liquidation preference of $5,899,178	5,787,906	—
Series B convertible preferred stock, 2,000,000 shares authorized, 1,085,766 shares issued and outstanding as of June 30, 2014 with a liquidation preference of $6,078,992 as of June 30, 2014	6,739,218	—
Common stock, $0.001 par value; 50,000,000 shares authorized, 1,153,509 and 829,416 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	1,154	829
Additional paid-in capital	1,616,331	609,389

Accumulated deficit	(19,380,837)	(13,972,552)

Total stockholders’ deficit	(5,236,228)	(13,362,334)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$1,345,704	$437,434

(1)	The balance sheet data at December 31, 2013, has been derived from audited financial statements at that date. It does not include, however, all of the information and notes required by US generally accepted accounting principles for complete financial statements.

See Accompanying Notes to Condensed Financial Statements.

MabVax Therapeutics, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Grants	$62,439	$18,980	$157,340	$231,138

Total revenues	62,439	18,980	157,340	231,138

Operating costs and expenses:
Research and development	936,278	680,688	1,330,516	1,304,909
General and administrative	1,252,849	425,547	1,926,170	748,450

Total operating costs and expenses	2,189,127	1,106,235	3,256,686	2,053,359

Loss from operations	(2,126,688)	(1,087,255)	(3,099,346)	(1,822,221)

Interest and other income, net	(26)	(466)	(264)	(790)

Net loss	(2,126,714)	(1,087,721)	(3,099,610)	(1,823,011)
Deemed dividend on Series C preferred stock (See Note 9)		—	(2,214,911)	—
Accretion of preferred stock dividends	(93,764)		(93,764)

Net loss available to common stockholders	$(2,220,478)	$(1,087,721)	$(5,408,285)	$(1,823,011)

See Accompanying Notes to Condensed Financial Statements.

MabVax Therapeutics, Inc.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT FOR THE SIX MONTHS ENDED JUNE 30, 2014

(Unaudited)

	Redeemable Convertible
	Preferred Stock
														Additional		Total
	Series A		Series B		Series C			Series A		Series B		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Total	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2013	956,240	$5,787,906	891,485	$6,737,276	—	—	$12,525,182	—	—	—	—	829,416	$829	$609,389	$(13,972,552)	$(13,362,334)
Exercise of Series B warrant in January at $0.01 per share	—	—	194,281	1,942	—	—	1,942	—	—	—	—	—	—	—	—	—
Reclassification of Series A and Series B to equity	(956,240)	(5,787,906)	(1,085,766)	(6,739,218)	—	—	(12,527,124)	956,240	5,787,906	1,085,766	6,739,218	—	—	—	—	12,527,124
Issuance of Series C preferred stock in February at $0.84 per share, net of issuance costs of $126,345	—	—	—	—	3,697,702	2,973,655	2,973,655	—	—	—	—	—	—	—	—	—
Conversion of $240,000 in accounts payable into 160,000 shares of common stock	—	—	—	—	—	—	—	—	—	—	—	160,000	160	239,840	—	240,000
Deemed dividend related to beneficial conversion feature of Series C preferred	—	—	—	—	—	2,214,911	2,214,911	—	—	—	—	—	—	—	(2,214,911)	(2,214,911)
Accretion of redemption value	—	—	—	—	—	93,764	93,764			—	—	—	—	—	(93,764)	(93,764)
Issuance of common stock at $2.59 per share, net of issuance costs of $24,600	—	—	—	—	—	—	—	—	—	—	—	164,093	165	400,235	—	400,400
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	366,867	—	366,867
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,099,610)	(3,099,610)

Balance, June 30, 2014	—	$—	—	$—	3,697,702	$5,282,330	$5,282,330	956,240	$5,787,906	1,085,766	$6,739,218	1,153,509	1,154	$1,616,331	$(19,380,837)	$(5,236,228)

See Accompanying Notes to Condensed Financial Statements.

MabVax Therapeutics, Inc.

CONDENSED CASH FLOWS STATEMENTS

(Unaudited)

	For the Six Months Ended
	June 30,
	2014	2013
Operating activities
Net loss	$(3,099,610)	$(1,823,011)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,103	18,730
Stock-based compensation	366,867	163,415
Increase (decrease) in cash resulting from changes in:
Grants receivable	(62,492)	864
Prepaid expenses - clinical operations	—	22,191
Prepaid expenses and other	11,021	(15,686)
Accounts payable	682,803	60,394
Accrued clinical operations and site costs	(497,309)	(32,255)
Accrued compensation	(21,224)	14,444
Other accrued expenses	100,746	(9,908)

Net cash used in operating activities	(2,514,095)	(1,600,822)

Investing activities
Purchases of property and equipment	(13,502)	—

Net cash used in investing activities	(13,502)	—

Financing activities
Issuances of redeemable preferred stock, net of issuance costs	2,973,655	1,374,905
Proceeds from exercise of Series B warrant	1,942	—
Proceeds from issuance of common stock, net of issuance costs	325,400	—

Net cash provided by financing activities	3,300,997	1,374,905

Net change in cash and cash equivalents	773,400	(225,917)
Cash and cash equivalents at beginning of period	354,254	421,197

Cash and cash equivalents at end of period	$1,127,654	$195,280

Supplemental disclosures:
Deemed dividend on beneficial conversion feature for preferred stock	$2,214,911	—

Subscription receivable for common stock	$75,000	—

Accretion of redemption value	$93,764	$—

Issuance of common stock for accounts payable	$240,000	$—

See Accompanying Notes to Condensed Financial Statements.

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations and Basis for Presentation

MabVax Therapeutics, Inc. (“MabVax” or the “Company”) was incorporated in the state of Delaware on May 5, 2006. MabVax is a clinical stage biopharmaceutical company engaged in the discovery, development and commercialization of proprietary human monoclonal antibody products and vaccines for the treatment of a variety of cancers. MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers. Therapeutic vaccines under development were discovered at Memorial Sloan Kettering Cancer Center, or MSKCC, and are exclusively licensed to MabVax. MabVax operates in only one business segment.

On July 8, 2014, MabVax merged with Telik, Inc. (OTCQB: TELK), or the Merger, a clinical stage life sciences company engaged in the discovery and development of small molecule therapeutics primarily in the field of cancer. The post-merger company is currently evaluating development programs under way at Telik prior to the Merger, in addition to plans to continue developing the existing pipeline at MabVax.

MabVax has incurred net losses since inception and expects to incur substantial losses for the foreseeable future as the Company continues research and development activities. To date, MabVax has funded operations primarily through government grants, the sale of preferred stock, equity securities, non-equity payments from collaborators and interest income. The process of developing the Company’s products will require significant additional research and development, preclinical testing and clinical trials, as well as regulatory approval. MabVax expects these activities, together with general and administrative expenses, to result in substantial operating losses for the foreseeable future. MabVax will not receive revenue unless the Company or its collaborative partners complete clinical trials, obtain regulatory approval and successfully commercialize one or more products; or the Company licenses its technology after achieving one or more milestones of interest to a potential partner.

The accompanying unaudited condensed financial statements were prepared using generally accepted accounting principles for interim financial information and the instructions to Regulation S-X. Accordingly, these financial statements do not include all information or notes required by generally accepted accounting principles for annual financial statements and should be read in conjunction with the Audited Financial Statements of MabVax Therapeutics, Inc. for the period from May 5, 2006 (inception) through December 31, 2013.

Recent Accounting Pronouncements

The Company has historically reported as a development stage company. In the period ended June 30, 2014, the Company elected to early adopt FASB Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements.” The adoption of this ASU allows the Company to remove the inception to date information and all references to development stage.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606). ASU No. 2014-09 supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. Additionally, this update supersedes some cost guidance included in Subtopic 605-35, “Revenue Recognition-Construction-Type and Production-Type Contracts.” The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It is effective for the first interim period within annual reporting periods beginning after December 15, 2016, and early adoption is not permitted. Entities may choose from two adoption methods, with certain practical expedients. MabVax is currently reviewing this standard to assess the impact on the Company’s future financial statements and evaluating the available adoption methods.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation–Stock Compensation” (Topic 718): “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period,” which requires that a performance target that affects vesting, and that

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. ASU No. 2014-12 is effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period, although early adoption is permitted. MabVax is currently reviewing this standard to assess the impact on the Company’s future financial statements.

2. Liquidity and Going Concern

The accompanying condensed financial statements have been prepared on the going concern basis, which assumes that the Company will continue to operate as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying condensed financial statements, the Company has a net loss of $3,099,610, net cash used in operations of $2,514,095 and net cash used in investing activities of $13,502 for the six months ended June 30, 2014. As of June 30, 2014, the Company also has an accumulated deficit of $19,380,837.

From February 13, 2014 through July 7, 2014, MabVax has completed a series of financing transactions totaling approximately $7.3 million net of approximately $300,000 in issuance costs, of which $3.3 million was received in the six months ended June 30, 2014, through the sale of preferred stock, common stock and exercise of warrants.

The Company anticipates that it will continue to incur net losses into the foreseeable future as it: (i) continues to identify and advance a number of potential drug candidates into clinical and preclinical development activities, (ii) initiates manufacturing of its lead antibody candidate 5B1 and continues to fund its operations, and (iii) expands its corporate infrastructure, including the costs associated with becoming a public company. Without additional funding, management believes that the Company will not have sufficient funds to meet its obligations beyond October 2014, unless the Company is able to raise additional capital. These conditions give rise to substantial doubt as to the Company’s ability to continue as a going concern. The accompanying condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to continue to fund its losses from operations and capital funding needs through equity or debt financings, strategic collaborations, licensing arrangements, asset sales, government grants or other arrangements. However, the Company cannot be sure that such additional funds will be available on reasonable terms, or at all. If the Company is unable to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. In addition, if the Company does not meet its payment obligations to third parties as they come due, it may be subject to litigation claims. Even if the Company is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. Any of these actions could materially harm the Company’s business, results of operations, and future prospects.

If the Company raises additional funds by issuing equity securities, substantial dilution to existing stockholders would result. If the Company raises additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict the Company’s ability to operate its business.

Use of estimates

The preparation of condensed financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

3. Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company minimizes its credit risk associated with cash and cash equivalents by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, grants receivable, subscription receivable, prepaid expenses and other assets, accounts payable and related party payables, all of which are generally considered to be representative of their respective fair values because of the short-term nature of those instruments.

4. Merger with Telik, Inc.

On May 12, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Telik, Inc. (“Telik”), and Tacoma Acquisition Corp., Inc., a Delaware corporation and wholly-owned subsidiary of Telik (the “Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, the Merger Sub was merged with and into the Company on July 8, 2014, with the Company surviving the Merger as a wholly-owned subsidiary of Telik. The Merger is intended to qualify as a tax-free reorganization for U.S. Federal income tax purposes.

On July 7, 2014, the stockholders of Telik approved the Merger, and the Merger closed and became effective on July 8, 2014. At the effective date of the Merger: (a) all shares of the Company’s Series A Preferred Stock and Series B Preferred Stock were automatically converted into shares of the Company’s Common Stock immediately prior to such closing, (b) all outstanding shares of the Company’s Common Stock were converted into and exchanged for shares of Telik’s Common Stock, par value $0.01 per share (the “Common Stock”) at an exchange rate calculated in accordance with the methodology set forth in the Merger Agreement, which resulted in 2.223284 shares of Telik, Inc. for every share of MabVax, (c) all outstanding shares of the Company’s Series C-1 Preferred Stock were converted into and exchanged for shares of Telik’s Series A-1 Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”) at a rate of two Series C-1 shares per each Series A-1 share, (d) each outstanding Company option and warrant to purchase the Company’s common stock became options and warrants to purchase Telik’s Common Stock (and the number of such shares and exercise price was adjusted as calculated in accordance with the methodology set forth in the Merger Agreement), and (e) each outstanding Company warrant to purchase the Company’s preferred stock was cancelled for no consideration.

As a result of the consummation of the Merger, as of the closing date, the former stockholders, option holders and warrant holders of MabVax were issued, based on the methodology set forth in the Merger Agreement (which excluded certain out of the money convertible securities and calculated others on a net-exercise or cashless basis under the terms of the convertible securities), approximately 85% of the outstanding shares of Telik common stock on a fully diluted basis and the stockholders, option holders and warrant holders of Telik prior to the Merger owned approximately 15% of the outstanding shares of Telik common stock on a fully diluted basis (such percentages calculated based on the methodology set forth in the Merger Agreement). As a result of the Merger, a change of control of Telik occurred.

For accounting purposes, the Merger is treated as a “reverse acquisition” and MabVax is considered the accounting acquirer. As a result, the historical financial statements of MabVax constitute the historical financial statements of the merged companies. The transaction is considered a business combination as Telik is considered an operating entity. For accounting purposes, MabVax is treated as the continuing reporting entity.

The issuance of Telik’s shares of Common Stock and Preferred Stock in the Merger were approved by Telik’s stockholders in the meeting held on July 7, 2014. The amendments of the Telik charter related to an increase in the authorized number of shares of Telik Common Stock and Preferred Stock and a potential reverse stock split to maintain Nasdaq listing maintenance standards and other transactions contemplated by the Merger Agreement were not approved at such meeting. As a result of Telik not getting stockholder approval of a potential reverse stock split at the July 7,

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

2014 stockholders’ meeting, MabVax is seeking through the Nasdaq Exchange’s appeals process additional time to obtain stockholder approval for a reverse stock split. Until such time as MabVax meets all of the listing requirements for the Nasdaq Exchange, MabVax trades on the OTCQB market under the stock symbol TELK. There is no impact on accounting of Telik not getting stockholder approval on all matters. When MabVax obtains approval of the reverse stock split and establishes the ratio of the reverse split, then the number of shares outstanding, the loss on a per share basis, and the stock options and warrants outstanding will change based on the ratio established.

5. Redeemable Convertible Preferred Stock and Common Stock

Series C preferred stock purchase agreement

On February 12, 2014, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and issued 3,697,702 shares of Series C-1 convertible preferred stock (the “Series C-1”), warrants to purchase 7,395,404 shares of common stock at $1.01 a share (the “Common Warrants”) and warrants to purchase 1,848,851 shares of Series C-1 convertible preferred stock at $0.84 a share (the “C-1 Warrants”), respectively, for aggregate gross proceeds of $3,100,000, less issuance costs of $126,345 (the “Series C-1 Financing”). The Common Warrants were immediately exerciseable upon issuance and the C-1 Warrants became exerciseable following MabVax’s issuance of securities with an aggregate purchase price in excess of $3 million on July 7, 2014 as described below. The Common Warrants expire February 13, 2022, and the C-1 Warrants expire upon registration of the shares of common stock of the Company (or a successor entity) under the Securities Act of 1933 ( the “1933 Act”). Because the warrants are immediately convertible at the option of the holder, the Company recorded a deemed dividend of $2,214,911 from the beneficial conversion feature associated with the issuance of the Series C-1 convertible preferred stock and the Common Warrants and the C-1 Warrants.

In connection with the Series C-1 Financing, the Company agreed to use its reasonable best efforts to raise at least an additional $3,000,000 through the sale and issuance of shares of common stock initially intended to be at $4.19 per share (the “Subsequent Capital Raise”). Substantially all of the investors in the Series C-1 Financing executed a financing commitment letter (such letters, the “Financing Commitment Letters”) to purchase a pro rata number of shares of common stock at the purchase price of $4.19 per share, representing in the aggregate at least $750,000, subject to certain terms and conditions that the Company may or may not meet, including raising at least $3,000,000 from new investors in the Subsequent Capital Raise. In addition, each such commitment letter provided that, in the event that less than $3,000,000 is raised from new investors in the Subsequent Capital Raise and subject to certain terms and conditions that the Company may or may not meet, each investor party to such letter shall purchase shares of a to be authorized series of preferred stock designated as Series C-2 convertible preferred stock at $4.19 per share and in the aggregate amount of up to $3,000,000 (the “Backstop Capital Raise”).

On May 12, 2014, the Company and certain investors amended the Securities Purchase Agreement to, among other things, (i) lower the price per share of the Subsequent Capital Raise from $4.19 to approximately $2.76 per share, and (ii) provide that the price per share payable by investors as set forth in the Financing Commitment Letters would henceforth be the lower of (A) $4.19 a share and (B) the lowest price paid in the Subsequent Capital Raise. The price per share of the Backstop Capital Raise was not changed as a result of the amendment. On July 7, 2014, prior to the Merger, the Company raised over $3.0 million from the sale of common stock and the Backstop Capital Raise was no longer in effect.

The Series C-1 convertible preferred stock allows the holders to require that the Company redeem their shares of Series C-1, including any accrued but unpaid dividends, upon the occurrence of any of the following events (each, a “Triggering Event”): (i) the suspension of trading of common stock following registration of such shares, (ii) the failure to issue shares of common stock upon conversion of any Series C-1, (iii) the failure to authorize sufficient shares of common stock to permit the conversion of all outstanding Series C-1 and exercise of all Common Warrants and Series C-1 Warrants, (iv) failure to make certain required payments to the holders in excess of $25,000, (v) a default on indebtedness in the aggregate amount of $100,000, (vi) bankruptcy events, (vii) judgments requiring payments in excess of $100,000, (viii) consummation of a change of control with an entity which does not have a class of securities registered for trading, (ix) failure of the Company to initiate the process of becoming publicly traded (either through a Merger into a public company or the filing of a registration statement) within 4 months of the closing of the Series C-1 Financing, (x) failure to complete such Merger within one year or such registration within 4 months of the closing of the Series C-1 Financing, (xi) issuance of common stock in violation of certain restrictions relating to employee equity, (xii) issuance of debt in violation of any agreement relating to the Series C-1 Financing, (xiii) failure to convert the Series A or Series B Preferred Stock on or prior to the date the Company becomes publicly tradable, any deviation of 20% or more

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

from the annual budget approved by such holders, (xiv) any deviation of 5% or more with respect to auditing and investors’ relations expenses, (xv) failure to deliver the 2013 audited financials within 45 days of the closing of the Series C Financing, (xvi) any deviation of any line item of the 2013 audited financials from those set forth in the 2013 unaudited financials delivered in connection with the Series C Financing or a breach of any representation, warranty, covenant or other term or condition of any agreement relating to the Series C Financing. Certain Triggering Events had occurred as of May 9, 2014, but were subsequently waived by the holders of Series C-1.

As a result of the Triggering Events, the Company has presented the Series C-1 preferred stock on the balance sheet as of June 30, 2014 as mezzanine equity (outside of permanent equity).

On July 8, 2014, the date of the Merger, all Series C-1 convertible preferred stock was converted into Series A-1 preferred stock, which has no redemption rights.

Conversion

The holders of Series C-1 may at any time voluntarily convert each share into a number of fully paid shares of common stock determined by dividing the liquidation preference (described below) by the initial conversion price of $0.84 per share. Conversion is subject to (a) proportional adjustment for certain dilutive issuances, splits, combinations and other recapitalizations or reorganizations and (b) a full ratchet anti-dilution adjustment upon issuance of shares of common stock (or securities convertible into shares of common stock) at a price per share (or with a conversion or exercise price per share) less than the applicable conversion price, and subject to customary carve outs and exclusions.

Under the terms described for a mandatory conversion, all outstanding Series C-1 shares shall be automatically converted into shares of Common Stock upon the affirmative election of the holders of a majority of the issued and outstanding shares of Series C-1. In the event that the Company does not issue the shares of common stock upon conversion of any Series C-1 shares, certain penalties, which may be paid in the form of cash or additional shares of common stock, will accrue. The number of shares of common stock issuable upon conversion of Series C-1 held by any particular holder, together with all affiliates of such holder, is capped at 4.99% of the issued and outstanding shares of common stock of the Company. Any shares in excess of such amount will be held in abeyance until such time as the issuance of such shares of common stock would not put such holder, together will all affiliates of such holder, above 4.99%. An individual holder may elect to increase this limit to up to 9.99% effective 61 days after providing notice to the Company.

Dividends

The holders of Series C-1 are entitled to cumulative cash dividends of 8% per annum, when and if declared by the Board of Directors. Such dividends are in preference to and prior to any payment of any dividend on Series B, Series A or common stock. If any dividend is declared and paid on any common stock, Series B or Series A, a dividend shall be declared and paid on Series C-1 preferred stock on an “as converted” basis.

The Company’s Series C-1 stockholders are entitled to cumulative dividends on each share held at a rate of 8% per annum on the Stated Value (as defined in the Series C-1 certificate of designations) from and after the first date of issuance of any Series C-1 whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends and these securities are potentially redeemable. The Company immediately recognizes the changes in the redemption value as they occur and the carrying value of the security is adjusted to equal what the redemption amount would be as if redemption were to occur at the end of the reporting date based on the conditions that exist as of that date. The value adjustment made to the redemption value for the six months ended June 30, 2014 was an increase of $93,764.

Liquidation preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, Series C-1 stockholders shall be paid an amount equal to $0.84 per share, plus all accrued dividends, as adjusted to reflect any stock splits, stock dividends or other recapitalization. In addition, after setting apart or paying in full the Series C-1, Series A and B liquidation preference, any remaining assets of the Company available for distribution to stockholders, if any, shall be distributed to all stockholders of the Company with holders of preferred stock participating on an as converted basis without actually converting their preferred stock into common stock.

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

In the event that upon liquidation or dissolution, the assets and funds of the Company are insufficient to permit the payment to preferred stockholders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably first to the holders of Series C-1, second to holders of Series B redeemable convertible preferred stock, third to the holders of Series A redeemable convertible preferred stock and fourth on a pro rata basis to all stockholders of the Company on an as-converted basis.

Voting rights

Each holder of Series C-1 redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such holder’s shares are convertible. In addition, the consent of the Required Holders is required in certain circumstances.

Series A and Series B preferred stock

In January 2014, the holders of the Series B Warrant exercised their rights to purchase 194,281 shares of Series B for proceeds of $1,942.

In February 2014, the holders of Series A and B preferred stock waived any rights to all prior accrued dividends they may have had a right to receive and amended the Company’s Certificate of Incorporation to eliminate their right to accrue dividends in the future as an inducement to buyers in the Series C-1 Financing. The effect of this change reduced the liquidation preference for the Series A by approximately $2.1 million and the Series B by approximately $430,000.

As of December 31, 2013, the holders of Series A and B were entitled to cumulative cash dividends of 8% per annum, when and if declared by the Board of Directors. Such dividends are in preference to and prior to any payment of any dividend on common stock. If any dividend is declared and paid on any common stock, a dividend shall be declared and paid on Series A and B preferred stock on an “as converted” basis.

Cumulative preferred stock dividends, when and if declared, for Series A preferred stock totaled none and $2,114,818 (none and $2.21 per share) and for Series B preferred stock totaled none and $430,944 (none and $0.48 per share) as of June 30, 2014 and December 31, 2013, respectively. No dividends have been declared by the Board of Directors since inception of either of the Series A or the Series B preferred stock.

Redemption and its removal

As of December 31, 2013, the holders of a majority interest of the Series A and B preferred stock held a right to redeem (the “Redemption Right”), at any time on or after the fifth anniversary of the issuance date, upon request of at least 60% of the holders, all of their preferred stock at a redemption price of $6.17 and $6.82 per share of Series A and B preferred stock, respectively, exclusive of dividends. Due to these terms, the Company classified all of the preferred stock as mezzanine equity (outside of permanent equity) as of December 31, 2013.

In March 2014, the majority of holders or more than 60% of the Series A and B stockholders agreed by letter commitment to the Company to relinquish the Redemption Right, and the Company reclassified the presentation on the condensed balance sheets as permanent equity following the agreement.

Liquidation preference

As of December 31, 2013, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A and B stockholders shall be paid an amount equal to $6.17 and $6.82 per share, respectively, plus all declared and unpaid dividends, as adjusted to reflect any stock splits, stock dividends or other recapitalization. In addition, after setting apart or paying in full the Series A and B liquidation preference, any remaining assets of the Company available for distribution to stockholders shall be distributed to all stockholders of the Company with holders of preferred stock participating on an as converted basis without actually converting their preferred stock into common stock.

In the event that upon liquidation or dissolution, the assets and funds of the Company are insufficient to permit the payment to preferred stockholders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably first to the holders of Series B redeemable convertible preferred stock, second to the holders of Series A redeemable convertible preferred stock and third on a pro rata basis to all stockholders of the Company on an as-converted basis.

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

The Series A and B stockholders subordinated their liquidation preference to Series C-1 stockholders by giving up their dividend rights, as an incentive for the Series C-1 stockholders to make an investment in the Company. This decreased the liquidation preference on Series A redeemable convertible preferred stock from $8,013,996 as of December 31, 2013 to $5,899,178 as of June 30, 2014 and for Series B redeemable convertible preferred stock the liquidation preference was reduced from $6,509,866 as of December 31, 2013 to $6,078,992 as of June 30, 2014.

Common Stock

From June 27 through June 30, 2014, MabVax issued 164,093 shares of common stock for aggregate proceeds of approximately $400,400, including $325,400 in cash and a $75,000 receivable, net of issuance costs of approximately $24,600, with certain institutional investors. The $75,000 receivable was collected by the July 7, 2014 closing of the common stock financing.

6. Related Party Transactions

In February 2014, the Company issued 160,000 shares of common stock to related parties in settlement of $240,000 in related party liabilities for consulting services.

7. Stock-based Activity

Stock-based Compensation

Total estimated stock-based compensation expense, related to all of the Company’s share-based payment awards recognized under ASC 718, “Compensation—Stock Compensation” was comprised of the following:

Stock-based Compensation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Research and development	$38,800	$41,699	$77,427	$83,445
General and administrative	246,626	39,962	289,440	79,970

Total stock-based compensation expense	$285,426	$81,661	$366,867	$163,415

Stock-based Award Activity

The following table summarizes the Company’s stock option activity during the six months ended June 30, 2014.

		Weighted-Average
	Options	Exercise
	Outstanding	Price
Outstanding at December 31, 2013	547,000	$0.33
Granted	237,000	2.35
Exercised	—	—
Forfeited/cancelled/expired	—	—

Outstanding and expected to vest at June 30, 2014	784,000	0.94

Vested and exercisable and expected to vest at June 30, 2014	432,125	$1.06

The total unrecognized compensation cost related to unvested stock option grants as of June 30, 2014 was $830,388 and the weighted average period over which these grants are expected to vest is 3.1 years. The weighted average remaining contractual life of stock options outstanding at June 30, 2014 is 8.2 years.

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

None of the stock options granted to employees during the six month period ended June 30, 2014 were vested at June 30, 2014 as they generally vest over a four year period. During the first six months of 2014, the Company granted each of four new board members 40,000 in stock options, which were immediately vested on the grant date.

Valuation Assumptions

MabVax used the Black-Scholes-Merton option valuation model, or the Black-Scholes model, to determine the stock-based expense recognized under ASC 718. The Company’s expected stock-price volatility assumption was based solely on the weighted average of the historical and implied volatility of comparable companies whose share prices are publicly available. The expected term of stock options granted was based on the simplified method in accordance with Staff Accounting Bulletin No. 110, or SAB 110, as the Company’s historical share option exercise experience did not provide a reasonable basis for estimation. The risk-free interest rate was based on the U.S. Treasury yield for a period consistent with the expected term of the stock award in effect at the time of the grant.

Six Month Period
Ended June 30,
2014
Risk-free interest rate	2.0%
Dividend yield	—%
Expected volatility	100.3%
Expected life of options, in years	5 and 6.25
Weighted-average grant date fair value	$1.17

Because MabVax had a net operating loss carryforward as of June 30, 2014, no tax benefits for the tax deductions related to stock-based compensation expense were recognized in the Company’s Condensed Statements of Operations. Additionally, no stock options were exercised in the three and six months ended June 30, 2014 and 2013.

Common stock reserved for future issuance

Common stock reserved for future issuance consists of the following at June 30, 2014:

Common stock reserved for conversion of preferred stock and warrants	13,323,873
Common stock options outstanding	784,000
Authorized for future grant or issuance under the Stock Plan	1,264,590

Total	15,372,463

8. Commitments and contingencies

Litigation

On May 30, 2014, a class action lawsuit was commenced in Santa Clara County Superior Court, State of California, on behalf of Cadillac Partners and others similarly situated, naming as defendants, the Company, Telik, Inc. and its directors, Hudson Bay Capital Management LP, Bio IP Ventures LLC, Hudson Bay Master Fund Ltd., and Hudson Bay IP Opportunities Master Fund LP. The suit alleged the defendants breached certain fiduciary duties, or aided and abetted a breach of fiduciary duties, in connection with the Company’s Merger with Telik. In support of their purported claims, the plaintiff alleged, among other things, that Telik’s board has historically failed to fulfill its fiduciary duty to its stockholders, including a financing transaction by Telik in May 2014, or the PIPE, and the Merger, involved an inadequate sales process and includes preclusive deal protection devices, and that Telik’s board of directors would receive personal benefits not available to its public stockholders as a result of the Merger. The plaintiff sought to enjoin the Merger and obtain damages as well as attorneys’ and expert fees and costs.

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

On June 29, 2014, the parties entered into a Stipulation and Settlement, or Settlement, pursuant to which Telik agreed to file with the SEC certain supplemental disclosures in connection with the Merger. The Settlement is subject to certain confirmatory discovery to be undertaken by the plaintiff and to the parties’ agreement on the payment of the plaintiff’s attorneys’ fees and expenses.

On July 16, 2014, the Company and all other parties to the litigation entered into an agreement which, if consummated, will settle the litigation, or the Proposed Settlement. Among many other terms, under the Proposed Settlement the Company and all defendants will receive a broad release of any and all claims pertaining to the PIPE transaction, the Merger, the prior disclosure and a wide variety of other matters. The Proposed Settlement also calls for the parties to ask the court to, among other things, enter orders enjoining other stockholders from bringing similar actions, certifying the putative settlement class, and approving the Proposed Settlement as a fair, final, and binding resolution of the litigation. Under the Proposed Settlement, the Company and the other defendants have expressly denied the allegations of the complaint and denied engaging in any other misconduct, nor will any of them make any payment or in any respect amend the negotiated terms of the since-consummated PIPE transaction and Merger. Finally, under the Proposed Settlement, the Company and the other defendants have not agreed to pay any legal fees, or reimburse any expenses, allegedly incurred by the plaintiffs who filed the complaint; instead, the Company expects that counsel for those plaintiffs will present any such disputed claim for legal fees and expenses to the court for resolution.

9. Subsequent Events

MabVax Common Stock Financing

Subsequent to June 30, 2014, MabVax issued shares of common stock for aggregate proceeds of approximately $2,460,600, net of issuance costs of $133,400, in a private placement pursuant to Section 4(a)(2) and Regulation D of the Securities Act with certain institutional investors, or the MabVax Private Placement, pursuant to Common Stock Purchase Agreements by and among MabVax and certain institutional investors party thereto, or the MabVax Purchase Agreement. Pursuant to the MabVax Purchase Agreement, MabVax agreed to issue the purchasers participating in closings held under the MabVax Private Placement prior to the closing of the Merger with Telik additional “anti-dilution” shares of MabVax common stock, for no additional consideration should MabVax sell shares of its common stock in the future (subject to certain customary exceptions, such as upon the conversion or exercise of then outstanding convertible securities, the securities issued in the merger and issuances under the MabVax option plan) at a price lower than $2.54 per share (or $1.16 per share after giving effect to the merger) prior to the first to occur of (x) December 31, 2015 and (y) the date on which MabVax raised an aggregate of $10,000,000. The number of additional shares would be calculated on a weighted average based on the price per share of equity securities sold by MabVax following the initial closing of the MabVax Private Placement and in no event would a purchaser be issued a number of additional shares of MabVax common stock in excess of 33% of the number of shares initially purchased by such purchaser and held as of the date of any anti-dilution adjustment. These shares of MabVax common stock issued in the MabVax Private Placement were converted into shares of Telik common stock in connection with the Merger. MabVax’s obligations with respect to the anti-dilution provisions in the Merger were assumed by Telik, and these provisions now apply to sales of Telik’s common stock.

Exercise of C-1 Warrants

On July 7, 2014, MabVax received $1.5 million in exchange for the exercise by holders of Series C-1 warrants to purchase 1,827,979 shares of Series C-1 preferred stock, which, if converted into shares of Common Stock immediately prior to the merger and including accrued dividends thereon, would represent 1,866,475 shares of MabVax common stock.

Merger with Telik, Inc.

On July 8, 2014, MabVax merged with a wholly owned subsidiary of Telik, Inc. (OTCQB: TELK), a clinical stage life sciences company engaged in the discovery and development of small molecule therapeutics primarily in the field of cancer. As a result of the consummation of the Merger, as of the Closing Date, the former stockholders, option

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

holders and warrant holders of MabVax were issued, based on the methodology set forth in the Merger Agreement (which excluded certain out of the money convertible securities and calculated others on a net-exercise basis), approximately 85% of the outstanding shares of Telik common stock on a fully diluted basis and the stockholders, option holders and warrant holders of Telik prior to the Merger owned approximately 15% of the outstanding shares of Telik common stock on a fully diluted basis, calculated based on the methodology set forth in the Merger Agreement. As a result of the Merger, change of control of Telik occurred.

For accounting purposes, the Merger is treated as a “reverse acquisition” and MabVax is considered the accounting acquirer. As a result, the historical financial statements of MabVax constitute the historical financial statements of the merged companies. The transaction is considered a business combination as Telik is considered an operating entity. For accounting purposes, MabVax is treated as the continuing reporting entity.

$1.5 Million Contract Award

On August 25, 2014, the Company was awarded a $1.5 million contract for the Phase 2 portion of a Small Business Innovation Research (SBIR) contract from the National Cancer Institute (NCI). The contract is intended to support a major portion of the preclinical work being conducted by MabVax, together with its collaboration partner, Memorial Sloan-Kettering Cancer Center (MSKCC) to develop a novel Positron Emission Tomography (PET) imaging agent for detection and assessment of pancreatic cancer.

Exchange Agreement and Series C Preferred Stock

On September 3, 2014, the post-merger company, Telik, and certain holders of its issued and outstanding common stock, or the common stock, entered into an Exchange Agreement, or the Exchange Agreement, pursuant to which such holders agreed to exchange approximately 1,189,700 shares of common stock for an aggregate of approximately 118,970 shares of newly designated Telik Series C convertible preferred stock, or the Series C Convertible Preferred Stock.

As contemplated by the Exchange Agreement and as approved by Telik’s Board of Directors, Telik filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock, or the Series C Certificate of Designations, on September 3, 2014. Holders of the Series C Convertible Preferred Stock are entitled to vote on an as converted basis on matters presented to Telik’s stockholders and, upon liquidation, share in distributions, on a pari passu basis with the holders of the common stock in amounts available for distribution following payments required to be made to the holders of Telik’s Series A-1 Convertible Preferred Stock and Telik’s Series B Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock is convertible into ten shares of common stock subject to adjustment and the conversion limitations set forth in the Series C Certificate of Designations. When and as declared by Telik’s Board of Directors, the holders of the Series C Convertible Preferred Stock shall be entitled to receive dividends on an as converted basis (without regard to any limitations on conversion) with the holders of Telik common stock.

No stockholder currently expected to be a party to the Exchange Agreement is an “affiliate” of Telik within the meaning of Rule 144 as promulgated under the Securities Act, and each stockholder who is a party to the Exchange Agreement approached Telik with the proposed exchange transaction. The terms of the Exchange Agreement and Series C Certificate of Designations were determined by arms-length negotiation between the parties. The shares of common stock issuable pursuant to the Exchange Agreement have been, or will be, upon settlement, issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act for securities exchanged by an issuer and an existing securityholder where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

Temporary Waiver of Warrant Exercise Period

As reported on Telik’s Current Report on Form 8-K filed with the SEC on May 12, 2014, Telik entered into an Agreement and Plan of Merger, or the Merger Agreement, by and among Telik, Tacoma Acquisition Corp., a Delaware corporation and wholly owned-subsidiary of Telik, or Merger Sub, and the Company, pursuant to which Merger Sub merged with and into MabVax with MabVax surviving as a wholly-owned subsidiary of Telik. This transaction is referred to as the Merger. Telik and MabVax, entered into an

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Amendment No. 1 to the Merger Agreement on June 30, 2014, or Amendment No. 1. The parties to the Merger Agreement entered into an Amendment No. 2 to the Merger Agreement on July 6, 2014, or Amendment No. 2, and on July 8, 2014, or the Closing Date, the parties completed the Merger. In connection with the Merger, Telik issued Telik securities to MabVax’s security holders, as of the Closing Date and in exchange for securities owned by MabVax’s securityholders, as follows: (i) an aggregate of 9,349,841 shares of Telik common stock, (ii) an aggregate of 2,762,841 shares of Telik Series A-1 convertible preferred stock, par value $0.01 per share, convertible into an aggregate of 12,285,156 shares of Telik common stock as of the Closing Date, with such powers, designations, preferences and other rights as set forth in the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock filed as Exhibit A to Amendment No. 2, (iii) warrants to purchase up to an aggregate of 16,442,087 shares of Telik’s common stock, with an exercise price of $0.4524974 per share and expiring on July 10, 2023, or the Merger Warrants, and (iv) options to purchase up to 1,552,694 shares of common stock. The Telik securities issued on May 12, 2014 in connection with the Merger were issued in a private placement transaction pursuant to Section 4(a)(2) and Rule 506(b) of Regulation D of the Securities Act.

The preamble of the Merger Warrants contains limitations prohibiting the Merger Warrant holders from exercising the Merger Warrants prior to the one year anniversary of the Closing Date, or July 8, 2015. On September 3, 2014, Telik sent a letter to the holders of the issued and outstanding Merger Warrants, the Waiver Letter, waiving, on a limited basis, the requirement set forth in the preamble of the Merger Warrants that the Merger Warrants may not be exercised until July 8, 2015 and permitting the Merger Warrants to be exercised, either through payment of the exercise price or on a net “cashless” basis, at any time during the period commencing on the date of the letter and ending on and including September 12, 2014, or the Waiver Period. The Waiver Letter also provides that, with respect to exercises pursuant to the Waiver Letter during the Waiver Period, the number of shares of Telik common stock issuable upon cashless exercise shall be determined in accordance with the formula set forth in the Waiver Letter rather than the formula set forth in Section 1(d) of the Merger Warrant.

Telik’s management hopes that this temporary waiver of the warrant exercise period limitation will gradually increase the number of its publicly held shares in furtherance of Telik’s continued efforts to satisfy NASDAQ’s Initial Listing Standards and regain trading eligibility for shares of its common stock on the NASDAQ Capital Market. Shares of Telik common stock issued upon exercise of the Merger Warrants will not be registered for resale during the Waiver Period and will be subject to resale restrictions per Rule 144 as promulgated by the Securities Act.

The foregoing descriptions of the Merger Agreement, the Merger Warrants and the Waiver Letter are not complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement.

Juno Therapeutics, Inc. Option Agreement

On August 29, 2014, MabVax entered into an Option Agreement, or the Option Agreement, with Juno Therapeutics, Inc., or Juno. Pursuant to the Option Agreement, MabVax granted Juno the option to obtain an exclusive, world-wide, royalty-bearing license, or the License, authorizing Juno to develop, make, have made, use, import, have imported, sell, have sold, offer for sale and otherwise exploit certain patents MabVax developed with respect to fully human antibodies with binding specificity against human GD2 or sialyl Lewis A antigens, or the Patents, and certain MabVax controlled biologic materials. Juno may exercise its option to purchase the License until the earlier of June 30, 2016 or 90 days from the date Memorial Sloan-Kettering Cancer Center, or MSKCC, completes its research with respect to the Patents in accordance with the terms of agreements by and between MSKCC and MabVax.

The Option Agreement may be terminated by either party (i) upon material breach of the other party if the breach is not cured within 30 days, or (ii) with 60 days’ prior written notice in the event the other party becomes the subject of a voluntary or involuntary petition in bankruptcy. Juno may terminate the Option Agreement at any time upon 30 days’ prior written notice. MabVax may terminate the Option Agreement if Juno, or any Juno employee or affiliate, is a party to any action or proceeding in which Juno, or any Juno employee or affiliate, opposes the Patents or otherwise seeks a determination that any of the Patents are invalid or unenforceable if Juno, or as applicable, its employee and/or affiliate, fails to discontinue its involvement in such an action within 10 days of receiving notice from MabVax.

As consideration for the grant of the exclusive option to purchase the License, Juno will pay MabVax a one-time up-front option fee in the low five figures. Should the option be exercised, MabVax would expect to negotiate with

MabVax Therapeutics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Juno to pay a combination that includes MabVax license fees, milestones, and royalty-based compensation in connection with entering into a License. The terms of the License including the financial terms are expected to be agreed upon at a future date.

Reverse Stock Split, Name Change and Increase in Authorized Shares

On September 8, 2014, Telik filed an amended and restated certificate of incorporation to increase the authorized number of shares of Telik common stock to a new total of 150,000,000 shares, increase the number of shares of Telik’s preferred stock to a new total of 15,000,000 shares, and change the name of Telik, Inc. to “MabVax Therapeutics Holdings, Inc.” The amendment and restatement of the certificate of incorporation effectuating the name change and above authorized share increases were approved by Telik’s stockholders at the special meeting and by the Board of Directors at a meeting of the Board, each such meeting held on September 8, 2014.

On September 8, 2014, following the filing of the amended and restated certificate, Telik filed a certificate of amendment to the amended and restated certificate of incorporation to effect an 8-for-1 reverse stock split, or the reverse split, effective as of 4:01p.m. Eastern Time, or the Effective Time, on September 8, 2014, or the Effective Date. The reverse split was approved by Telik’s stockholders at the special meeting and by the Board of Directors at a meeting of the Board, each such meeting held on September 8, 2014.

On the Effective Date, immediately and without further action by Telik’s stockholders, every 8 shares of Telik common stock, issued and outstanding immediately prior to the Effective Time was automatically converted into 1 share of Telik common stock. As a result of the reverse split and calculated as of the Record Date, the number of outstanding shares of Telik common stock was reduced to approximately 1,741,617, excluding outstanding and unexercised share options and warrants and subject to adjustment for fractional shares. No fractional shares were issued as a result of the reverse split and, in lieu of these fractional shares, any holder of less than 1 share of Telik common stock was entitled to receive cash for such holder’s fractional share equal to the product of such fraction multiplied by the average of the last reported bid and ask prices of Telik’s common stock at 4:00 p.m., Eastern time, end of regular trading hours on OTCQB marketplace, during the 10 consecutive trading days ending on the last trading day prior to the Effective Date. Further, any options, warrants and contractual rights outstanding as of the Effective Date that were subject to adjustment were adjusted in accordance with their terms. These adjustments included, without limitation, changes to the number of shares of Telik common stock that may be obtained upon exercise or conversion of these securities, and changes to the applicable exercise or purchase price of such securities.

Shares of Telik common stock began to trade on OTCQB marketplace on a post-split basis under the name MabVax Therapeutics Holdings, Inc. on September 10, 2014 under the new CUSIP number 55414P108. Commencing on or about October 8, 2014, shares of Telik common stock will begin trading on the OTCQB marketplace on under the trading symbol “MBVX.”

Part II

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

REFLECTING THE MERGER

On May 12, 2014, MabVax Therapeutics, Inc. (“the Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Telik, Inc. (“Telik”), and Tacoma Acquisition Corp., Inc., a Delaware corporation and wholly-owned subsidiary of Telik (the “Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, the Merger Sub was merged with and into the Company on July 8, 2014, with the Company surviving the Merger as a wholly-owned subsidiary of Telik. The Merger is intended to qualify as a tax-free reorganization for U.S. Federal income tax purposes.

On July 7, 2014, the stockholders of Telik approved the Merger, and the Merger closed and became effective on July 8, 2014. At the effective date of the Merger: (a) all shares of the Company’s Series A Preferred Stock and Series B Preferred Stock were automatically converted into shares of the Company’s Common Stock immediately prior to such closing, (b) all outstanding shares of the Company’s Common Stock were converted into and exchanged for shares of Telik’s Common Stock, par value $0.01 per share (the “Common Stock”) at an exchange rate calculated in accordance with the methodology set forth in the Merger Agreement, which resulted in 2.223284 shares of Telik, Inc. for every share of MabVax, (c) all outstanding shares of the Company’s Series C-1 Preferred Stock were converted into and exchanged for shares of Telik’s Series A-1 Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”) at a rate of two Series C-1 shares per each Series A-1 share, (d) each outstanding Company option and warrant to purchase the Company’s common stock became options and warrants to purchase Telik’s Common Stock (and the number of such shares and exercise price was adjusted as calculated in accordance with the methodology set forth in the Merger Agreement), and (f) each outstanding Company warrant to purchase the Company’s preferred stock was cancelled for no consideration.

On September 8, 2014, Telik filed a certificate of amendment to the amended and restated certificate of incorporation to effect an 8-for-1 reverse stock split.

As a result of the consummation of the Merger, as of the closing date, the former stockholders, option holders and warrant holders of MabVax were issued, based on the methodology set forth in the Merger Agreement (which excluded certain out of the money convertible securities and calculated others on a net-exercise basis), approximately 85% of the outstanding shares of Telik common stock on a fully diluted basis and the stockholders, option holders and warrant holders of Telik prior to the Merger owned approximately 15% of the outstanding shares of Telik common stock on a fully diluted basis (such percentages calculated based on the methodology set forth in the Merger Agreement). As a result of the Merger, a change of control of Telik occurred.

For accounting purposes, the Merger is treated as a “reverse acquisition” and MabVax is considered the accounting acquirer. Accordingly, MabVax will be reflected as the predecessor and acquirer in Telik’s financial statements for periods ending from and after the Closing Date.

The issuance of Telik’s shares of Common Stock and Preferred Stock in the Merger were approved by Telik’s stockholders in the meeting held on July 7, 2014. The amendments of the Telik charter related to an increase in the authorized number of shares of Telik Common Stock and Preferred Stock and a potential reverse stock split to maintain Nasdaq listing maintenance standards and other transactions contemplated by the Merger Agreement were not approved at such meeting.

The unaudited pro forma condensed combined balance sheet as of June 30, 2014, and unaudited pro forma condensed combined statements of operations for the three- and six-month periods ended June 30, 2014 and the year ended December 31, 2013 reflecting the merger, are based upon the historical financial statements of Telik and MabVax. They were prepared in accordance with the regulations of the SEC and are intended to show how the merger agreement might have affected the historical financial statements if the transactions had been completed on January 1, 2013 and 2014 for the purposes of the statement of operations and June 30, 2014 for the purposes of the balance sheet. The pro forma adjustments reflecting the completion of the transactions are based upon the accounting rules for reverse mergers.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial statements and the pro forma adjustments are based upon available information and certain assumptions that Telik believes are reasonable. These pro forma estimates could be adjusted when formal valuations are completed. Such statements do not include the effect of the acquisition on future revenues or operating expenses.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Telik in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this filing, and the audited financial statements of MabVax for the period from May 5, 2006 (inception) through December 31, 2013, and unaudited financial statements as of June 30, 2014 and for the three- and six-month periods ended June 30, 2014 and 2013 included elsewhere in this filing.

Unaudited Pro Forma Combined Balance Sheets

As of June 30, 2014

(In thousands)

	Telik	MabVax	Proforma		Proforma
	Historical	Historical	Adjustments	Notes	Combined
Assets
Current assets:
Cash and cash equivalents	$2,047	$1,128	$4,041	f, g, h	$7,216

Grants receivable		62			62
Other receivable		75	(75)	f	—
Prepaids and other current assets	199	35			234

Total current assets	2,246	1,300	3,966		7,512

Property and equipment, net	—	33	—		33
Goodwill	—	—	5,739	b	5,739
Other assets	—	13	—		13

Total assets	$2,246	$1,346	$9,705		$13,297

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2	$750			$752
Accrued clinical trials	—	276			276
Accrued compensation	175	148			323

Accrued liabilities	233	126	32	g	391

Accrued contingent termination fee	591	—	—		591

Total current liabilities	1,001	1,300	32		2,333

Warrant liability	568	—	—		568

Total liabilities	1,569	1,300	32		2,901
Commitments and contingencies
Redeemable Preferred stock	1,711	5,282	(5,282)	e	1,711

Stockholders’ (deficit) equity:
Preferred stock	—	12,527	(12,527)	d	6,755
			5,282	e
			1,473	h
Common stock	46	1	89	c	139
			2	d
			1	f

Additional paid-in capital	555,142	1,617	—		21,172
			(556,222)	a
			5,739	b
			(89)	c
			12,525	d
			2,593	f
			(133)	g

Accumulated deficit	(556,222)	(19,381)	556,222	a	(19,381)

Total stockholders’ (deficit) equity	(1,034)	(5,236)	14,955		8,685

Total liabilities and stockholders’ equity	$2,246	$1,346	$9,705		$13,297

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended June 30, 2014

(in thousands, except per share data)

	Telik	MabVax	Proforma	Proforma
	Historical	Historical	Adjustments	Combined
Revenues:
Grants	$—	$62	$—	$62

Total revenues	—	62	—	62

Operating costs and expenses:
Research and development	81	936		1,017
General and administrative	1,575	1,253		2,828

Total operating costs and expenses	1,656	2,189	—	3,845

Loss from operations	(1,656)	(2,127)	—	(3,783)
Interest and other income, net	59	(0)	—	59

Net loss	(1,597)	(2,127)	—	(3,724)

Deemed dividend on redeemable convertible preferred stock	(27)			(27)
Accretion of preferred stock dividends		(94)		(94)

Net loss available to common stockholders	$(1,624)	$(2,221)	$—	$(3,845)

Net loss per share—basic and diluted				$(2.72)

Shares used to calculate basic and diluted net loss per share				1,412

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Proforma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2014

(in thousands, except per share data)

	Telik	MabVax	Proforma	Pro Forma
	Historical	Historical	Adjustments	Combined
Revenues:
Grants	$—	$157	$—	$157

Total revenues	—	157	—	157

Operating costs and expenses:
Research and development	390	1,330		1,720
General and administrative	2,334	1,926		4,260

Total operating costs and expenses	2,724	3,256	—	5,980

Income (loss) from operations	(2,724)	(3,099)	—	(5,823)
Interest and other income, net	59	(0)	—	59

Net loss	(2,665)	(3,099)	—	(5,764)

Deemed dividend on redeemable convertible preferred stock	(27)	(2,215)		(2,242)
Accretion of preferred stock dividends		(94)		(94)

Net loss available to common stockholders	$(2,692)	$(5,408)	$—	$(8,100)

Net loss per share—basic and diluted				$(5.77)

Shares used to calculate basic and diluted net loss per share				1,403

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Proforma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except per share data)

	Telik Historical	MabVax Historical	Proforma Adjustments	Proforma Combined
Revenues:
Grants	$—	$366	$—	$366
Other revenues	—	—	—	—

Total revenues	—	366	—	366
Operating costs and expenses:
Research and development	1,996	2,967	—	4,963
General and administrative	3,245	1,442	—	4,687
			—

Total operating costs and expenses	5,241	4,409	—	9,650
Loss from operations	(5,241)	(4,043)	—	(9,284)
Interest and other income (expense), net	11	(2)	—	9

Net loss	(5,230)	(4,045)	—	(9,275)
Deemed dividend on beneficial conversion of Series B preferred stock	—	(692)	—	(692)

Net loss available to common stockholders	$(5,230)	$(4,737)	$—	$(9,967)

Net loss per share—basic and diluted				$(7.97)

Basic and diluted weighted average number of shares				1,251

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Financing Transactions and Reverse Merger Transactions

For the purpose of this section, it is assumed that the MabVax July financing transactions, or the Financing Transactions, and the Merger occurred in a series of steps outlined below:

•	Subsequent to June 30, 2014, and unrelated to the Merger, MabVax issued 1,009,886 shares of common stock for aggregate proceeds of approximately $2,460,600, net of issuance costs of approximately $133,400, in a private placement with certain institutional investors. Additionally, on July 7, 2014, MabVax received approximately $1.5 million in exchange for the exercise by holders of Series C-1 warrants to purchase 1,827,979 shares of Series C-1 preferred stock, which, if converted into shares of Common Stock immediately prior to the merger and including accrued dividends thereon, would represent 1,866,475 shares of MabVax common stock.

•	Pursuant to the merger agreement, upon effectiveness of the merger, (a) Series A and Series B preferred stocks of MabVax were converted into common stock of MabVax immediately prior to the effective time of the merger and were treated as such, (b) MabVax’s common stock was exchanged for Telik’s common stock based on the common exchange ratio of 2.223284 shares of Telik for each share of MabVax, (c) MabVax’s stock options and common warrants became options and warrants for Telik’s common stock based on the exchange ratio, and (d) warrants to purchase Series C-1 preferred stock of MabVax terminated by their terms. No cash consideration arose relating to this exchange.

•	At the closing of the merger, MabVax converted 3,697,702 shares of Series C-1 Preferred into 1,848,851 shares, or one-half the number of shares of Series A-1 Preferred of the Surviving Corporation.

Note 2—Pro Forma Purchase Price

The pro forma purchase price is based upon the fair value of Telik common stock outstanding of 4,583,096 shares as of July 8, 2014, multiplied by the stock closing price at July 8, 2014 of $1.40. On a post-split basis the number of shares outstanding were 572,887. The consideration transferred is based on the market price of Telik since management has determined that this was the most reliable measure of fair value. The total estimated purchase price of the acquisition as of July 8, 2014 is as follows:

(in thousands)	Amount
Fair value of Telik common stock	$6,416

Note 3—Pro Forma Adjustments

There were no inter-company balances and transactions between Telik and MabVax as of the dates and for the periods of these pro forma combined financial statements.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet:

a)	To eliminate Telik’s historical stockholders’ deficit, which amounts to the following:

(in thousands)
Elimination of Telik historical accumulated deficit	($556,222)

b)	To record acquisition of Telik common stock, 4,583,096 shares at $1.40 per share (market price on the Nasdaq Capital Markets at July 8, 2014).

As a reverse acquisition and pursuant to the acquisition method of accounting, the preliminary measurement and recognition of the purchase price to Telik’s tangible and identifiable intangible assets acquired and liabilities assumed are as of July 8, 2014. Goodwill as of the acquisition date is measured as the excess of the fair value of consideration transferred at the acquisition date, net of the identifiable assets acquired and liabilities assumed. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the merger, the actual amounts recorded for the merger may differ materially from the information presented when formal valuations are completed. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed.

The estimated pro forma purchase price of Telik, which includes estimated fair value adjustments, is allocated as follows:

(In thousands)
Goodwill	$5,739
Telik Net Assets	677

$6,416

The preliminary purchase price allocation of the fair value of identifiable intangible assets is based upon management’s analysis that there was no In-Process Research and Development as none of the programs were assumed to have any value upon acquisition. MabVax intends on evaluating the programs further to see if anything is worth further development.

c)	To record the value of the outstanding common stock upon merger:

(In thousands)
APIC	$(89)
Common stock	89

d)	To convert immediately prior to the Effective Time of the merger, all Series A and Series B preferred stock of MabVax will be converted to common stock, warrants to purchase common stock of MabVax will be converted into warrants to purchase Telik’s common stock based on the common stock exchange ratio of 2.223284 per share, and stock options will be assumed in the merger and will become options and rights for Telik’s common stock based on the common stock exchange ratio. All Series C-1 Preferred will be converted to Series A-1 Preferred of the Surviving Corporation upon the merger, and warrants to purchase Series C-1 Preferred stock of MabVax will terminate by their terms.

(In thousands)
Series A and B Preferred Stock	$(12,527)
Common Stock	2
APIC	12,525

e)	Redemption triggering events in Series C-1 Preferred Stock, previously presented as mezzanine, or outside permanent equity, removed on conversion to Series A-1 Preferred Stock and elimination of the redemption triggering events, to allow for presentation as permanent equity:

(In thousands)
Series C-1 Preferred Stock	$(5,282)
Series A-1 Preferred Stock	5,282

f)	From July 1, 2014 through July 7, 2014, MabVax issued 1,009,886 shares of common stock (in addition to the 164,093 issuable on the portion of financing completed as of June 30, 2014) for proceeds of approximately $2,460,600, net of issuance costs of approximately $133,400 in a private placement with certain institutional investors. The balances are as follows:

(In thousands)
Cash	$2,669
Common stock subscription receivable	(75)
Common stock	1
APIC	2,593

g)	Issuance costs in connection with the MabVax $3.0 million financing that was unrelated to the Merger are as follows:

(In thousands)
Accrued liabilities	$(32)
Cash	(101)
APIC	133

h)	MabVax Series C-1 warrant exercise: On July 7, 2014, MabVax received approximately $1.5 million in exchange for the exercise by holders of Series C-1 warrants to purchase 1,827,979 shares of Series C-1 preferred stock, which, if converted into shares of Common Stock immediately prior to the merger and including accrued dividends thereon, would represent 1,866,475 shares of MabVax common stock.

(In thousands)
Cash and cash equivalents	$1,473
Series C-1 Preferred Stock	1,473

Note 4—Pro Forma Share Information

The pro forma basic and diluted weighted average number of common shares outstanding used in computing pro forma combined basic and diluted earnings per share is based upon the following:

Stated As of July 8, 2014:

		Outstanding Pre-Merger (in thousands)	Exchange Ratio	Pre-split Pro Forma Outstanding (in thousands)	Post-split Pro Forma Outstanding (in thousands)
Shares of Common Stock issued in exchange for MabVax common stock		2,163	2.223284 for 1	4,810	601
Shares of Common Stock issued in exchange for MabVax Preferred A and B	(1)	2,042	2.223284 for 1	4,539	567

Sub-total		3,031		9,349	1,168
Shares held by existing Telik Stockholders				4,583	573

Basic and Diluted Shares Outstanding Following the Merger				13,932	1,741

(1)	Represents conversion of 956,000 shares of Series A Preferred Stock and 1,086,000 shares of Series B Preferred Stock pursuant to the Merger Agreement.

Pro forma basic net loss per share has been computed using only the number of common shares expected to be outstanding after the merger, as adjusted for the 8-for-1 reverse stock split, without giving effect to any potential future issuances of common stock related to stock options or warrants. The calculation of pro forma diluted loss per share excludes 217,879 common stock options and 2,133,386 common stock warrants on a post split basis that carry over from MabVax, as converted following the Merger, and expected to be outstanding after the closing of the merger because the effect would have been antidilutive.

The calculation of pro forma loss per share excludes 3,697,702 shares of Series A-1 Preferred Stock and 1,250,000 shares of Series B Preferred Stock expected to be outstanding after the closing of the merger.

Pro Forma reconciliation of the pre-merger shares to the post-merger post-reverse split shares:

	Average MabVax Shares Outstanding Pre-merger	Exchange Ratio	Pro Forma Shares Held by MabVax Stockholders	Average Telik Shares Outstanding Pre-merger	Average Combined Shares Outstanding Post-merger	Reverse Stock Split	Post-Reverse Stock Split Pro Forma Outstanding
	(In thousands)		(In thousands)	(In thousands)	(In thousands)		(In thousands)
Year ended December 31, 2013(1)	2,485	2.2232 for 1	5,525	4,480	10,005	8 for 1	1,251
Three months ended June 30, 2014(2)	3,021	2.2232 for 1	6,716	4,583	11,299	8 for 1	1,412
Six months ended June 30, 2014(3)	2,986	2.2232 for 1	6,638	4,583	11,221	8 for 1	1,403

(1)	The year ended December 31, 2013 includes, on a weighted average basis, approximately 266,000 and 194,000 shares of common stock, as converted, from 956,240 shares of Series A and 699,745 shares of Series B redeemable preferred stock, respectively.
(2)	The three month period ended June 30, 2014 includes, on a weighted average basis, approximately 266,000 and 301,000 shares of common stock, as converted, from 956,240 shares of Series A and 1,085,776 shares of Series B redeemable preferred stock, respectively.
(3)	The six month period ended June 30, 2014 includes, on a weighted average basis, approximately 266,000 and 299,000 shares of common stock, as converted, from 956,240 shares of Series A and 1,078,253 shares of Series B redeemable preferred stock, respectively.